EXHIBIT 99.1

       Trimble Signs Agreement for New $175 Million Senior Credit Facility


SUNNYVALE, Calif., June 25, 2003 - Trimble (Nasdaq: TRMB) today announced that it signed an agreement for a new $175 million secured credit facility with a syndicate of nine banks, arranged by Scotia Capital. The new facility consists of a three-year $125 million revolver and a four-year $50 million term loan. The syndication was substantially oversubscribed, and as a result of this strong market demand, the Company was able to increase the facility from $150 million to $175M and close the syndication early.

Trimble will use the new credit facility to retire all outstanding debt on its existing credit facility and the outstanding principal and accrued interest related to its 10.4 percent subordinated note due in July 2004. The unused portion of the revolver can be used for general corporate purposes.

"We accomplished several objectives with this new credit facility," said Mary Ellen Genovese, chief financial officer of Trimble. "The early payment of our subordinated note will generate significant interest savings over the next 12 months, as well as reduce our quarterly debt service requirement. Additionally, the new facility will provide access to capital on attractive terms which will allow us to efficiently fund our growth objectives."

Financial Implications
The Company will record a non-cash charge under interest expense of approximately $3.5 million in the current fiscal quarter ended July 4, 2003 related to un-amortized debt issuance and warrant valuation costs associated with its existing debt.

Based on the current interest rate for the credit facility, which equates to approximately 3 to 3.25 percent, Trimble anticipates interest expense savings of approximately $3.0 million for the remainder of 2003. As of June 25, 2003, the Company has an outstanding debt balance of approximately $109.0 million.

About Trimble
Trimble is a leading innovator of Global Positioning System (GPS) technology. In addition to providing advanced GPS components, Trimble augments GPS with other positioning technologies, as well as wireless communications and software, to create complete customer solutions. Trimble's worldwide presence and unique capabilities position the Company for growth in emerging applications including surveying, automobile navigation, machine guidance, asset tracking, wireless platforms, and telecommunications infrastructure. Founded in 1978 and headquartered in Sunnyvale, California, Trimble has more than 2,000 employees in more than 20 countries worldwide. For an interactive look at Company news and products, visit Trimble's Web site at http://www.trimble.com

Forward Looking Statement:
Certain statements made in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include the anticipated use of proceeds and estimated interest expense savings for the remainder of fiscal 2003. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. For example, our interest rate savings could decrease if interest rates were to increase or if we do not maintain certain financial ratios as set forth in the Credit Agreement to be filed on Form 8-K. Undue reliance should not be placed on any forward-looking statement, contained herein. These statements reflect the Company's position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company's expectations or any change of events, conditions, or circumstances on which any such statement is based.